Onestop Assurance PAC
10 Anson Road
#06-15 International Plaza
Singapore 079903
Tel: 9644 9531
Email:audit@onestop-ca.com
Website: www.onestop-ca.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 2 to Form F-1 of Mercurity Fintech Holding Inc. (the "Company") of our report dated April 25, 2023, with respect to the consolidated financial statements of the Company for the year ended December 31, 2022, appearing in the Annual Report on Form 20-F of the Company for the year ended December 31, 2022. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ OneStop Assurance PAC

Singapore
November 13, 2023